Exhibit 99.1

Copano Energy, L.L.C.

NEWS RELEASE

Contacts:	Matt Assiff, SVP & CFO
FOR IMMEDIATE RELEASE	Copano Energy, L.L.C.
713-621-9547

Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY, L.L.C. REPORTS SECOND QUARTER 2005 RESULTS

HOUSTON — August 8, 2005 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three and six months ended June 30, 2005.

“We are pleased to announce a 113% improvement in Copano’s operating income to $6.4 million for the second quarter of 2005 as compared to the same period in 2004,” said John Eckel, Chairman and Chief Executive Officer of Copano Energy.  “Copano achieved this substantial increase in operating income despite a $1.3 million increase in its general and administrative costs, of which $1.2 million will be reimbursed as a capital contribution by our pre-IPO investors pursuant to the ‘G&A Cap’ contained in our limited liability company agreement.”

Second Quarter Financial Results

Net income was $5.5 million, or $0.52 per unit on a diluted basis, for the second quarter of 2005 compared to a net loss of $0.6 million, or $0.42 per equivalent unit, for the second quarter of 2004.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2005 were $8.4 million, an increase of $3.7 million from EBITDA of $4.7 million for the second quarter of 2004.  EBITDA is a non-GAAP financial measure that is defined and reconciled to the most directly comparable GAAP measures at the end of this press release.

Revenue for the second quarter of 2005 increased approximately 9% to $109.1 million from $100.4 million in the second quarter of last year.  Total gross margin increased from $9.8 million in the second quarter of 2004 to $14.3 million in the second quarter of 2005.  Total gross margin is a non-GAAP financial measure that is defined and reconciled to the most directly comparable GAAP measure at the end of this press release.

Distributable cash flow for the second quarter of 2005 prior to any retained cash reserves established by Copano’s board equaled $7.7 million, representing 162% coverage of the increased second quarter 2005 distribution based on the number of units outstanding at the end of the quarter and 99% coverage of the second quarter 2005 distribution based on the number of units outstanding on the distribution record date, including the units issued on August 1, 2005 in connection with the acquisition of ScissorTail Energy.  Distributable cash flow is a non-GAAP financial measure that is defined and reconciled to the most directly comparable GAAP measures at the end of this press release. Distributable cash flow and other financial measures discussed in this press release do not reflect results attributable to ScissorTail Energy, LLC, which Copano acquired on August 1, 2005.

“Copano’s operating results continue to reflect the positive impact of favorable natural gas and natural gas liquids prices and an improved margin mix,” added John Eckel.

Year-to-Date Financial Results

Net income was $10.9 million, or $1.03 per unit on a diluted basis, for the six months ended June 30, 2005 compared to a net loss of $1.2 million, or $0.85 per equivalent unit, for the six months ended June 30, 2004.

EBITDA for the six months ended June 30, 2005 was $16.6 million, an increase of $6.8 million from EBITDA of $9.8 million for the six months ended June 30, 2004.

Revenue for the six months ended June 30, 2005 increased approximately 20% to $236.0 million from $196.5 million in the first six months of last year.  Total gross margin increased from $19.5 million in the first six months of 2004 to $28.9 million in the first six months of 2005.

Second Quarter Operating Results by Business Segment

Copano Pipelines

Copano Pipelines is comprised of a series of gathering and intrastate transmission systems totaling 1,373 miles of pipelines, which include 144 miles of pipelines owned by Webb/Duval Gatherers, an unconsolidated general partnership in which the Company owns a 62.5% interest.  During the quarter, all of Copano’s pipeline operations were located in the Texas Gulf Coast region.

During the second quarter of 2005, the Company gathered or transported an average of 348,246 MMBtu/d of natural gas on its pipelines, which included 222,888 MMBtu/d of natural gas on its wholly owned pipelines and 125,358 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes.  During the second quarter of 2004, the Company gathered and transported an average of 346,734 MMBtu/d of natural gas on its pipelines, which included 221,578 MMBtu/d of natural gas on its wholly owned pipelines and 125,156 MMBtu/d of natural gas on the Webb/Duval Gathering System, net of intercompany volumes.

Gross margin for this segment in the second quarter of 2005 increased approximately 10% to $7.5 million compared to $6.8 million in the second quarter of 2004.  The increase was the result of higher average natural gas prices during the second quarter of 2005, which caused an increase in margins associated with the Company’s index price-related gas purchase and transportation arrangements and improvements in contract terms.

Copano Processing

Copano Processing includes the Houston Central Processing Plant and the Sheridan NGL pipeline that extends from the tailgate of the processing plant to the Houston area.

During the second quarter of 2005, Copano Energy, through its processing segment, processed an average of 560,150 MMBtu/d of natural gas compared to 596,629 MMBtu/d during the second quarter of 2004.  For the same period, the Houston Central Processing Plant produced an average of 15,436 barrels per day of natural gas liquids, or NGL, compared to an average of 15,765 barrels per day during 2004’s second quarter.

Gross margin for the Copano Processing segment in the second quarter of 2005 increased to $6.9 million compared to $3.0 million in the second quarter of 2004.  The increase in gross margin was the result of improved NGL pricing offset by slightly lower inlet throughput and production of NGL volumes.

The improvement in commodity prices is reflected in the increase in the Company’s “standardized” processing margin, which rose to an average of $0.10 per gallon for the second quarter of 2005 compared to an average of $0.02 per gallon during the second quarter of 2004.  To isolate and consistently track changes in commodity price relationships and their impact on the Copano Processing segment’s results, the Company calculates a hypothetical “standardized” processing margin.  This processing margin is based on a fixed set of assumptions with respect to liquids composition and fuel consumption per recovered gallon, which the Company believes is generally reflective of its business.  Because these assumptions are held stable over time, changes in underlying natural gas and NGL prices drive changes in the standardized processing margin.  Copano Energy’s financial results are not derived from the standardized processing margin and the standardized processing margin is not derived from Copano Energy’s financial results.  However, the Company believes this calculation is representative of its current commodity price environment and uses it to track commodity price relationships.  Results of operations may not necessarily correlate to changes in the standardized processing margin because of the impact of factors other than commodity price relationships, such as volumes, changes in NGL composition, recovery rates and contract terms.

Unit Distributions

On July 18, 2005, Copano Energy announced a second quarter 2005 cash distribution of $0.45 per unit, or $1.80 per unit on an annual basis, for all of its outstanding common and subordinated units.  This distribution, which represents a 12.5% increase above the minimum quarterly distribution, applies to common and subordinated units outstanding on the record date, which includes approximately 1.4 million common units issued in connection with the closing of the acquisition of ScissorTail Energy, LLC.  Copano Energy will also make a concurrent quarterly distribution of $0.495 per unit with respect to approximately 4.8 million Class B units issued in connection with the closing of the ScissorTail Energy acquisition.  The Class B unit distribution represents a quarterly distribution equal to 110% of the distribution to be received by the common units, which is applicable unless and until Copano Energy’s existing unitholders approve the conversion of the Class B units into common units.  Copano Energy has agreed to hold a special meeting of its unitholders to consider the conversion as soon as feasible.  The distribution is scheduled to be paid on August 15, 2005 to holders of record of such units at the close of business on August 1, 2005.

Conference Call Information

Copano Energy will hold a conference call to discuss its second quarter 2005 financial results and recent developments at 9:00 a.m. Eastern Time (8:00 a.m. Central Time), on Tuesday, August 9, 2005.  To participate in the call, dial (303) 262-2138 and ask for the Copano Energy call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.copanoenergy.com, on the “Investor Overview” page of the “Investor Relations” section of the Company’s website.  To listen to the live call on the web, please visit the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

If you cannot listen to the live webcast, an archive will be available shortly after the call for a period of 90 days on the “Investor Overview” page of the “Investor Relations” section of the Company’s website.  Additionally, a telephonic replay will be available through August 16, 2005 and may be accessed by calling (303) 590-3000 and using the pass code 11035740.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of EBITDA, total gross margin and distributable cash flow.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance.  Copano uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets.  The Company believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.

Copano defines EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense.  EBITDA is used as a supplemental financial measure by management and by external users of Copano’s financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of its assets to generate cash sufficient to pay interest costs and support indebtedness;

•                  its operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to the Company’s lenders and is used to compute financial covenants under its credit facilities.  EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as the Company does.  Copano has reconciled EBITDA to net income and cash flows from operating activities.

Segment gross margin is defined as revenue less cost of sales.  Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes.  Copano views segment gross margin as an important performance measure of the core profitability of its operations.  This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.  The GAAP measure most directly comparable to segment gross margin is operating income.

Distributable cash flow is defined as net income or loss plus: (1) depreciation and amortization expense; (2) cash distributions received from investments in unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (3) reimbursements by  pre-IPO unitholders of certain general and administrative expenses in excess of the “G&A Cap” defined in Copano’s limited liability company agreement; (4) the subtraction of maintenance capital expenditures; and (5) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period.  Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.  Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by the Company (prior to the establishment of any retained cash reserves by its Board of Directors) to the cash distributions expected to be paid to unitholders.  Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.  Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Company’s success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates.

Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity can pay to a unitholder).  The GAAP measure most directly comparable to distributable cash flow is net income.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and, as of August 1, 2005, in Central and Eastern Oklahoma.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  These statements include, but are not limited to, statements with respect to future distributions.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the Company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the Company’s Securities and Exchange Commission filings.

– tables to follow –

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands, except unit information)
Revenue:
Natural gas sales	$58,909	$61,805	$137,051	$123,693
Natural gas liquids sales	47,294	36,807	92,896	67,267
Transportation, compression and processing fees	2,309	1,385	4,479	4,793
Other	610	376	1,546	766
Total revenue	109,122	100,373	235,972	196,519

Costs and expenses:
Cost of natural gas and natural gas liquids	94,190	90,133	205,891	176,090
Transportation	625	465	1,223	884
Operations and maintenance	3,006	3,010	5,977	5,969
Depreciation and amortization	1,873	1,644	3,665	3,246
General and administrative	3,095	1,772	6,530	3,498
Taxes other than income	195	251	392	501
Equity in (earnings) loss from unconsolidated affiliate	(261)	91	(486)	(168)
Total costs and expenses	102,723	97,366	223,192	190,020

Operating income	6,399	3,007	12,780	6,499
Other income (expense):
Interest and other income	84	16	151	23
Interest and other financing costs	(967)	(3,615)	(1,990)	(7,734)
Net income (loss)	$5,516	$(592)	$10,941	$(1,212)

Basic net income (loss) per equivalent unit (1)	$0.52	$(0.42)	$1.04	$(0.85)

Basic weighted average number of equivalent units (1)	10,557	1,426	10,557	1,426

Diluted net income (loss) per equivalent unit (1)	$0.52	$(0.42)	$1.03	$(0.85)

Diluted weighted average number of equivalent units (1)	10,630	1,426	10,620	1,426

(1)                                  Based on the weighted average equivalent units outstanding during the periods presented.  For periods prior to the initial public offering, equivalent units were calculated using the weighted average of pre-IPO common units and common special units adjusted by a conversion or exchange factor.  The computation of diluted units outstanding for the three and six months ended June 30, 2005 includes dilutive employee unit options and dilutive restricted units issued to directors and employees.  The computation of diluted units outstanding for the three and six months ended June 30, 2004 excludes incremental units related to warrants previously held by preferred unitholders and the Tejas Warrant that was repurchased in November 2004 because these equity securities had an anti-dilutive effect as a result of losses reported by the Company for these periods.  Total units outstanding as of June 30, 2005 were 10,602,498 units, comprised of 7,083,372 common units and 3,519,126 subordinated units.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

OPERATING STATISTICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	($ in thousands)
Total gross margin(1)	$14,307	$9,775	$28,858	$19,545
Operations and maintenance expenses	3,006	3,010	5,977	5,969
Depreciation and amortization	1,873	1,644	3,665	3,246
General and administrative expenses	3,095	1,772	6,530	3,498
Taxes other than income	195	251	392	501
Equity in (earnings) loss from unconsolidated affiliates	(261)	91	(486)	(168)
Operating income	6,399	3,007	12,780	6,499
Interest and other financing costs, net	(883)	(3,599)	(1,839)	(7,711)
Net income (loss)	$5,516	$(592)	$10,941	$(1,212)

Segment gross margin:
Pipelines(2)	$7,450	$6,776	$15,389	$14,033
Processing	6,857	2,999	13,469	5,512
Total gross margin(1)	$14,307	$9,775	$28,858	$19,545

Segment gross margin per unit:
Pipelines ($/MMBtu)(2)	$0.37	$0.34	$0.38	$0.33
Processing:
Inlet throughput ($/MMBtu)(3)	$0.13	$0.06	$0.13	$0.05
NGLs produced ($/Bbl)(3)	$4.88	$2.09	$4.69	$2.10

Maintenance capital expenditures	$822	$395	$1,395	$1,108
Expansion capital expenditures	1,622	2,717	2,122	3,020
Total capital expenditures	$2,444	$3,112	$3,517	$4,128

Volumes:
Pipelines — throughput (MMBtu/d)(2)	222,888	221,577	226,702	232,945
Processing:
Inlet throughput (MMBtu/d)	560,150	596,629	564,658	571,520
NGLs produced (Bbls/d)	15,436	15,765	15,854	14,455
Operations and maintenance expenses:
Pipelines	$1,322	$1,385	$2,634	$2,814
Processing	1,684	1,625	3,343	3,155
Total operations and maintenance expenses	$3,006	$3,010	$5,977	$5,969

(1)                                  Total gross margin is a non-GAAP financial measure.  For a reconciliation of total gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures.”

(2)                                  Excludes results and volumes associated with our interest in Webb/Duval Gatherers.  Gross volumes transported by Webb/Duval Gatherers were 125,358 MMBtu/d and 125,156 Btu/d, net of intercompany volumes, for the three months ended June 30, 2005 and 2004, respectively.  Gross volumes transported by Webb/Duval Gatherers were 127,100 MMBtu/d and 119,135 MMBtu/d, net of intercompany volumes, for the six months ended June 30, 2005 and 2004, respectively.

(3)                                   Represents the total processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2005	2004
	(in thousands)
Cash Flows From Operating Activities:
Net income (loss)	$10,941	$(1,212)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,665	3,246
Amortization of debt issue costs	329	738
Equity in earnings from unconsolidated affiliate	(486)	(168)
Payment-in-kind interest on subordinated debt	—	814
Payment-in-kind interest to preferred unitholders	—	3,584
Accretion of preferred unitholders warrant value	—	821
Accretion of subsidiary warrant value	—	33
Deferred compensation	225	40
Deferred rent	(30)	(30)
Deferred revenue	(12)	—
(Increase) decrease in:
Accounts receivable	8,555	(7,756)
Accounts receivable from affiliates	551	(547)
Prepayments and other current assets	549	626
Increase (decrease) in:
Accounts payable	(9,333)	3,285
Accounts payable to affiliates	11	(297)
Other current liabilities	1,029	348
Net cash provided by operating activities	15,994	3,525

Cash Flows From Investing Activities:
Additions to property, plant and equipment and intangible assets	(2,021)	(4,128)
Acquisitions of property, plant and equipment	(493)	—
Other	(304)	—
Net cash used in investing activities	(2,818)	(4,128)

Cash Flows From Financing Activities:
Repayments of long-term debt	(4,000)	(11,300)
Proceeds from long-term debt	—	31,000
Escrow cash	(8)	1,001
Repayment of subordinated debt	—	(15,199)
Repayments of other long-term obligations	—	(19)
Deferred financing costs	(287)	(1,541)
Distributions to unitholders	(7,098)	—
Capital contributions from pre-IPO investors	1,424	—
Deferred offering costs	(12)	(1,643)
Net cash (used in) provided by financing activities	(9,981)	2,299

Net increase in cash and cash equivalents	3,195	1,696
Cash and cash equivalents, beginning of year	7,015	4,607
Cash and cash equivalents, end of period	$10,210	$6,303

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2005	December 31, 2004
	(in thousands, except unit information)
ASSETS
Current assets:
Cash and cash equivalents	$10,210	$7,015
Escrow cash	1,008	1,000
Accounts receivable, net	28,490	37,045
Accounts receivable from affiliates	650	1,141
Prepayments and other current assets	489	1,300
Total current assets	40,847	47,501
Property, plant and equipment, net	119,094	119,683
Intangible assets, net	4,342	4,469
Investment in unconsolidated affiliate	4,797	4,371
Other assets, net	8,682	2,375
Total assets	$177,762	$178,399

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$28,134	$36,960
Accounts payable to affiliates	138	127
Note payable	88	350
Other current liabilities	7,768	777
Total current liabilities	36,128	38,214
Long-term debt	53,000	57,000
Other noncurrent liabilities	786	829

Members’ capital:
Common units, no par value, 7,083,372 and 7,056,252 units issued and outstanding as of June 30, 2005 and December 31, 2004, respectively	95,109	94,325
Subordinated units, no par value, 3,519,126 units outstanding as of June 30, 2005 and December 31, 2004, respectively	10,379	10,379
Paid-in capital	1,424	—
Accumulated deficit	(18,084)	(21,927)
Deferred compensation	(980)	(421)
	87,848	82,356
Total liabilities and members’ capital	$177,762	$178,399

Non-GAAP Financial Measures

The following table presents a reconciliation of the non-GAAP financial measures of (1) total gross margin (which consists of the sum of individual segment gross margins) to operating income, (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (3) distributable cash flow to net income for each of the periods indicated (in thousands, except unit information).

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004		2005		2004
Reconciliation of total gross margin to operating income:
Operating income	$6,399	$3,007		$12,780		$6,499
Add: Operations and maintenance expenses	3,006	3,010		5,977		5,969
Depreciation and amortization	1,873	1,644		3,665		3,246
General and administrative expenses	3,095	1,772		6,530		3,498
Taxes other than income	195	251		392		501
Equity in (earnings) loss from unconsolidated affiliate	(261)	91		(486)		(168)
Total gross margin	$14,307	$9,775		$28,858		$19,545

Reconciliation of EBITDA to net income:
Net income (loss)	$5,516	$(592)		$10,941		$(1,212)
Add: Depreciation and amortization	1,873	1,644		3,665		3,246
Interest expense	967	3,615		1,990		7,734
EBITDA	$8,356	$4,667		$16,596		$9,768

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow from operating activities	$5,103	$1,396		$15,994		$3,525
Add: Cash paid for interest	801	1,201		1,661		1,745
Equity in earnings (loss) of unconsolidated affiliate	261	(91)		486		168
(Decrease) increase in working capital and other	2,191	2,161		(1,545)		4,330
EBITDA	$8,356	$4,667		$16,596		$9,768

Reconciliation of net income to distributable cash flow:
Net income	$5,516	$(592)		$10,941		$(1,212)
Add: Depreciation and amortization	1,873	1,644		3,665		3,246
Amortization of debt issue costs	166	171		329		738
Deferred stock compensation	142	40		225		40
G&A reimbursement from pre-IPO unitholders	1,150	—		2,574		—
Non-cash interest expense and accretion of warrant value	—	2,244		—		5,252
Less: Equity in (earnings) loss of unconsolidated affiliate	(261)	91		(486)		(168)
Maintenance capital expenditures	(822)	(395)		(1,395)		(1,108)
Other	(21)	(30)		(42)		(30)
Distributable cash flow(1)	$7,743	$3,173		$15,811		$6,758

Distribution of $0.45 per unit attributable to units outstanding at June 30, 2005(2)	$4,771		(3)		(3)		(3)
Distributable cash flow coverage(2)	162%		(3)		(3)		(3)

Minimum quarterly distribution (“MQD”) at $0.40 per unit(4)	$6,950		(3)		(3)		(3)
Distributable cash flow coverage of MQD(4)	111%		(3)		(3)		(3)

Actual quarterly distribution (“AQD”) at $0.45 per unit(4)	$7,819		(3)		(3)		(3)
Distributable cash flow coverage of AQD(4)	99%		(3)		(3)		(3)

(1) — Prior to any retained cash reserves established by the Company’s Board of Directors.

(2) — Calculated using total units outstanding as of June 30, 2005 of 10,602,498, including 45,120 restricted units.

(3) — Not applicable for year to date periods and periods prior to the Company’s initial public offering in November 2004.

(4) — Includes distribution amounts for 1,372,458 common units, 4,830,758 Class B units and 85,998 restricted units issued on August 1, 2005 in connection with the closing of the ScissorTail Energy, LLC acquisition.

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